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                                                                   EXHIBIT 10.11

                 SYMANTEC CORPORATION DEFERRED COMPENSATION PLAN

                           As Adopted November 7, 1996


         1. Purpose. Symantec Corporation hereby establishes this Symantec Corporation Deferred Compensation Plan (the "Plan") for the purpose of providing its eligible employees with a program for deferring compensation that otherwise would be earned during the period of current employment.

         2. Eligibility. Employees who (i) are executive staff members or in salary grades S-10, F, or 13 and above, and (ii) earn an annual base salary of $125,000 or greater ("Eligible Employee") are eligible to participate in the Plan. Nonresident aliens shall not be eligible to participate in the Plan unless specifically permitted by the Deferred Compensation Committee (the "Committee").

         3. Election to Defer Compensation.

            (a) An Eligible Employee may elect (i) to defer a flat dollar amount of such Eligible Employee's base salary for 1996, provided that such dollar amount does not exceed (A) fifty percent (50%) of the Eligible Employee's base salary for 1996, or (B) one hundred percent (100%) of any paycheck received by such Eligible Employee in December 1996 and (ii) to be paid any such base salary as "Deferred Compensation" by filing the Election Form attached hereto with the Company on or before November 25, 1996. The minimum amount an Eligible Employee may elect to defer during December 1996 is $1,000 per paycheck.

            (b) For years after 1996, an Eligible Employee may elect (i) to defer either a flat dollar amount or a percentage of the Eligible Employee's semi-monthly base salary, quarterly commissions, and annual or quarterly bonuses, provided that such amount does not exceed fifty percent (50%) of the Eligible Employee's semi-monthly base salary, quarterly commissions, and quarterly or annual bonuses in any calendar year, and (ii) to be paid any such base salary, commissions, and bonus as "Deferred Compensation" by filing the Election Form attached hereto with the Company as follows: at any time prior to
(A) December 15, or any other date as set by the Committee, of the year preceding any calendar year for which the semi-monthly base salary,



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quarterly commission and annual bonus is earned, or (B) the 15th day of the month, or any other date as set by the Committee, prior to the beginning of any quarter in which any quarterly bonus, quarterly commission is earned. The minimum amount an Eligible Employee may elect to defer is $5,000 during each year of deferral beginning January 1, 1997.

            (c) Notwithstanding the foregoing, any employee who meets the eligibility requirements set forth in Section 2 above after the deadlines set forth in this Section 3 for filing election forms for the calendar year may elect to defer either a flat dollar amount or a percentage of semi-monthly base salary, quarterly commissions, and annual or quarterly bonuses, which are earned in such remaining year or quarter, provided that such amount does not exceed fifty percent (50%) of the Eligible Employee's semi-monthly base salary, quarterly commissions, and annual or quarterly bonuses in such remaining calendar year, and to be paid any such base salary, commissions, and bonus as "Deferred Compensation" by filing the Election Form attached hereto with the Company prior to the 15th day of the month, or any other date as set by the Committee, prior to the first day of the quarter coincident with or next following the date on which such employee met the eligibility requirements.

            (d) The Election Form shall specify the time and manner of payment of such Deferred Compensation subject to paragraph 6 below. Once filed with the Committee, an election to defer compensation cannot be changed.

        4. Crediting of Deferred Compensation. For purposes of paragraph 6 below, the aggregate amount allocable to the Eligible Employee's account as Deferred Compensation as of the date on which the Eligible Employee receives the lump sum or first installment of Deferred Compensation (the "Total Deferred Compensation") shall be the sum of:

            (a) the amounts of base salary, commission and bonus that the Employee shall have elected to receive as Deferred Compensation pursuant to paragraph 3 above; and


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            (b) the earnings or losses credited to the Eligible Employee pursuant to paragraph 5 below.

            The Total Deferred Compensation may be held and administered by a custodian appointed by the Committee pursuant to the terms of a trust agreement approved by the Committee (the "Trust Agreement"). The Company will bear the cost of fees charged by the custodian for its performance under the Trust Agreement. An Eligible Employee shall be entitled to receive quarterly statements of account which describe the Total Deferred Compensation and earnings and losses which have accrued thereon during that period.

         5. Investment of Deferred Compensation. Amounts treated as Deferred Compensation by the Eligible Employee pursuant to paragraph 3 above, shall be treated as if actually invested by the Company on behalf of the Eligible Employee among investments designated by the Eligible Employee, other than stock of the Company, in such manner as the Committee (as defined in paragraph 2 above) shall determine; provided however, that the Committee may: (a) determine not to take account of such Eligible Employee's designated investments; and (b) determine to have such amounts invested in another manner in the Committee's sole discretion. Eligible Employees may change investment elections periodically in accordance with guidelines set by the Committee.

        6.  Payment of Total Deferred Compensation.

            (a) Normal Distribution. Unless otherwise specified in paragraphs 6(b) - 6(d) or paragraph 7 below, the Total Deferred Compensation shall be paid to the participant on the date and manner as designated on the Election Form, but in no event earlier than five years from the January 1st of the year in which the compensation was earned.

            (a) Termination of Employment. The Total Deferred Compensation shall be payable to the Eligible Employee in one lump sum within 90 days of such Eligible Employee's termination of employment with the Company for any reason other than death, disability or attaining age 65.

            (b) Death, Disability and Retirement. The Total Deferred Compensation shall be payable to the Eligible Employee (or such Eligible Employee's beneficiary or legal representative) in one lump sum within 90 days of the Eligible Employee's death, total and permanent disability (as





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defined in the Company's long term disability policy), or attainment of 65 years of age, the Company's normal retirement age.

            (c) Hardship Withdrawals. The Company may, in its sole discretion, accelerate the payment of all or any portion of the Total Deferred Compensation in the event of an unforeseen emergency caused by an event beyond the control of the Eligible Employee that would result in severe financial hardship to the Eligible Employee, but only to the extent of the amount necessary to meet such unforeseen emergency. To qualify for such hardship withdrawal, the participant must have exhausted all other financial resources such as liquidation of assets, insurance reimbursements and loans. The approval of any such financial hardship shall be determined by the Committee.

            (d) Early withdrawals. The Eligible Employee may request that the Company accelerate the payment of all or any portion of the Total Deferred Compensation for any reason at any time, provided that such amount shall be equal to at least $10,000 or the full amount of the Total Deferred Compensation, if less. In the event of such acceleration of payment, the Eligible Employee shall be subject to a penalty equal to 15% of the amount of the accelerated payment. Such penalty shall be paid to or retained by the Company from the Eligible Employee's Total Deferred Compensation.

        7. Change of Control. Notwithstanding anything in this Plan to the contrary, the Total Deferred Compensation shall become payable to the Eligible Employee in one lump sum upon the occurrence of any of the following events:

            (a) Any consolidation or merger of the Company with or into any other corporation or corporations in which the shareholders of the Company immediately prior to the consolidation or merger do not retain a majority of the voting power of the surviving corporation;

            (b) As a result of or in connection with any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the




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foregoing, if the persons who were directors of the Company immediately prior to such event no longer constitute a majority of the Company's Board of Directors;

            (c) Any sale of all or substantially all of the assets of the Company; or

            (d) Any liquidation or dissolution of the Company.

        8. Payments to Beneficiary or Representative. If the Eligible Employee should die before receiving any or all of the Total Deferred Compensation to which he or she is entitled, any such unpaid Total Deferred Compensation shall be paid to the beneficiary last designated by the Eligible Employee or, if no such beneficiary shall survive the Eligible Employee, to the Eligible Employee's estate. If the Company shall find that any person to whom any amount is or was payable hereunder is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then the Company, if it so elects, may direct that any payment due him or her or his or her estate (unless a prior claim therefore has been made by a duly appointed legal representative) or any part thereof, be paid or applied for the benefit of such person (or such person's spouse, children or other dependents), to an institution maintaining or having custody of such person, or to any other person deemed by the Company to be a proper recipient on behalf of such person otherwise entitled to payment, or any of them, in such manner and proportion as the Company may deem proper. Any such payment shall be in complete discharge of the Company's obligations under this Plan.

        9. Administration. The Plan shall be administered by the Committee, except as to members of the Board of Directors, in which case the Plan shall be administered by the entire Board of Directors, which shall have full power, discretion and authority to interpret, construe and administer the Plan and any part thereof, and the Committee's interpretation and construction thereof, and actions thereunder, shall be binding and conclusive on all persons for all purposes. The Committee may employ legal counsel, consultants, actuaries and agents as it may deem desirable in the administration of the Plan and may rely on the opinion of such counsel or the computations of such consultant or other agent. The Committee shall provide for the keeping of detailed written minutes of its actions hereunder which shall be reviewed by the legal counsel or the consultant engaged by the Committee prior to their finalization.



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        10. Unsecured Funds. All payments of Total Deferred Compensation shall be paid in cash from the general funds of the Company and no special or separate fund, other than any Rabbi Trust Agreement between a bank or trust company and the Company, shall be established and no other segregation of assets shall be made to assure the payment of any Total Deferred Compensation. The Eligible Employee shall have no right, title or interest whatever in or to any investment which the Company may make to aid it in meeting its obligations hereunder, including, but not limited to, deemed investments. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Eligible Employee or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder such right shall be no greater than the right of an unsecured creditor of the Company.

        11. Other Rights. This Plan shall be in addition to any rights of the Eligible Employee under any other agreement with the Company, if any.

        12. Withholding. The Company may withhold from any benefits payable under this Plan all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

        13. Employment and Benefits Rights. Any benefit payable under this Plan shall not be deemed salary or other compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of its employees.

        Neither this Plan nor any action taken hereunder shall be construed as giving to any employee the right to be retained in the employ of the Company or as affecting the right of the Company to dismiss any employee.

        14. Binding Effect; Nonassignability. This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Eligible Employee and the Eligible Employee's designees and estate. Neither the Eligible Employee or the Eligible Employee's designees or estate shall commute, encumber, sell or otherwise dispose of the right to receive the



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payments provided for in this Plan, which payments and the rights thereto are expressly declared to be nontransferable and nonassignable.


        15. Amendment. This Plan may be amended, suspended or terminated, in whole or in part, by the Board of Directors of the Company, but no such action shall retroactively impair or otherwise adversely affect the rights of any person to benefits under this Plan which have accrued prior to the date of such action, as determined by the Committee.

        16. Governing Law. This Plan shall be governed by the laws of the State of California from time to time in effect.

        17. Captions; Entire Agreement. The captions preceding the Sections hereof have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provisions hereof.

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